Exhibit 99.1

American Spectrum Realty Files Amended Form 10-Q for the Quarterly Period Ended March 31, 2010

HOUSTON--(BUSINESS WIRE)--May 13, 2011--American Spectrum Realty, Inc. (AMEX:AQQ) (“the Company”), a real investment, management and leasing company headquartered in Houston, Texas, announced today that it has amended its Form 10-Q (“Form 10-Q/A”) for the quarterly period ending March 31, 2010 with the Securities and Exchange Commission.

As previously disclosed in its Form 8-K filed on March 31, 2011 and in its 2010 Form 10-K, the Company concluded that it was appropriate to revise its accounting treatment of its purchase of assets from Evergreen Realty Group and to account for certain acquired interests as variable interest entities (VIE’s) and to consolidate those VIE’s in its financial statements from various dates in 2010.

The restated financial statements for the quarterly period ending March 31, 2010 account for the January 2010 Evergreen acquisition as a business combination rather than an asset acquisition and consolidate a VIE in which the Company is the primary beneficiary. The Company will also be amending its second and third quarter 2010 quarterly reports. It will not be necessary for the Company to amend its 2010 Form 10-K which was filed on March 31, 2011. The Company plans to file the amended second and third quarter 2010 quarterly reports within the next ten days.

The Company also announced that it plans to file its Form 10-Q for the quarterly period ending March 31, 2011 on Monday, May 16, 2011.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 30 office, industrial and retail properties aggregating approximately 2.8 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Realty Management, LLC, a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc. For more information, visit www.americanspectrum.com or call 888-315-ASRM.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO